Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2013 with respect to the financial statements and financial highlights of Stellus Capital Investment Corporation for the year ended December 31, 2012 and our report dated July 12, 2013 with respect to the Senior Securities table of Stellus Capital Investment Corporation contained in the Prospectus and Registration Statement. We consent to the use of the aforementioned reports in the Prospectus and Registration Statement, and to the use of our name as it appears under the captions “Senior Securities” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Houston, Texas

December 4, 2013